Elevation Series Trust 485POS

Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 27, 2025, relating to the financial statements and financial highlights of Vulcan Value Partners Fund and Vulcan Value Partners Small Cap Fund, each a series of Financial Investors Trust, which are included in Form N-CSR for the year ended April 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 10, 2025